Exhibit 99.1

101 JFK Parkway, Short Hills, NJ 07078
news release
         Contact: Marianne Wade
(973) 924-5100
investorrelations@investorsbank.com

Investors Bancorp, Inc. Announces Third Quarter Financial Results and Cash Dividend

Short Hills, N.J. - (PR NEWSWIRE) - October 25, 2018 - Investors Bancorp, Inc. (NASDAQ:ISBC) (“Company”), the holding company for Investors Bank (“Bank”), reported net income of $54.2 million, or $0.19 per diluted share, for the three months ended September 30, 2018 compared to $57.1 million, or $0.20 per diluted share, for the three months ended June 30, 2018 and $45.8 million, or $0.16 per diluted share, for the three months ended September 30, 2017.

For the nine months ended September 30, 2018, net income totaled $169.2 million, or $0.59 per diluted share, compared to $131.5 million, or $0.45 per diluted share, for the nine months ended September 30, 2017.

The Company announced today that its Board of Directors approved the Company’s fourth share repurchase program which authorizes the repurchase of an additional 10% of the Company’s outstanding shares of common stock, or approximately 29 million shares. The new repurchase program will commence immediately upon completion of the third repurchase plan announced in April 2016. In addition, the Company’s Board of Directors declared a cash dividend of $0.11 per share to be paid on November 23, 2018 for stockholders of record as of November 9, 2018, representing a 22% increase from the prior quarter.

Kevin Cummings, Chairman and CEO, commented, “Our year over year quarterly earnings per share grew 19% to $0.19 per share. In an environment of rising funding costs, we continue to grow and diversify our loan portfolio, prioritize efforts to grow core deposits and control expenses.”

Mr. Cummings also commented, “We remain committed to our efficient management of capital, evidenced by our repurchase of almost 7 million shares this quarter, an increase in our dividend to $0.11 per share and our new share repurchase plan.”

Performance Highlights

•	Total assets increased $153.6 million, or 0.6%, to $25.52 billion at September 30, 2018 from $25.36 billion at June 30, 2018.

•	Net loans increased $191.8 million, or 0.9%, to $20.73 billion at September 30, 2018 from $20.54 billion at June 30, 2018.

•	Total deposits increased $480.4 million, or 2.8%, to $17.40 billion at September 30, 2018 from $16.92 billion at June 30, 2018.

•	Non-interest income for the three months ended September 30, 2018 was $10.3 million, a 22.5% increase compared to the three months ended September 30, 2017.

•	Non-interest expense for the three months ended September 30, 2018 was $101.8 million, a 1.4% decrease compared to the three months ended September 30, 2017.

•	During the three months ended September 30, 2018, the Company repurchased 6.9 million shares of its outstanding common stock for approximately $88.0 million.

•
In August 2018, the Company entered into a $1.0 billion asset swap transaction where fixed rate loan payments were exchanged for variable rate payments. This transaction was executed in an effort to reduce the Company’s interest rate exposure to rising rates.

Financial Performance Overview
Third Quarter 2018 compared to Second Quarter 2018
For the third quarter of 2018, net income totaled $54.2 million, a decrease of $2.9 million as compared to $57.1 million for the second quarter of 2018. The changes in net income on a sequential quarter basis are highlighted below.

Net interest income decreased by $4.4 million, or 2.6%, as compared to the second quarter of 2018. Changes within interest income and expense categories are as follows:

•
Interest expense increased $10.0 million, primarily attributable to the weighted average cost of interest-bearing liabilities which increased 19 basis points to 1.56% for the three months ended September 30, 2018. Also contributing to the increase, the average balance of total interest-bearing liabilities increased $229.6 million, or 1.2%, to $19.80 billion.

•
An increase in interest and dividend income of $5.6 million, or 2.4%, to $244.0 million as compared to the second quarter of 2018 primarily attributed to a $295.7 million increase in the average balance of net loans primarily from loan originations, offset by paydowns and payoffs. The weighted average yield on net loans increased 4 basis points to 4.20%, predominately driven by higher average yields on new loan originations.

•	Prepayment penalties, which are included in interest income, totaled $4.6 million for the three months ended September 30, 2018 as compared to $5.6 million for the three months ended June 30, 2018.

Net interest margin decreased 11 basis points to 2.69% for the three months ended September 30, 2018 compared to the three months ended June 30, 2018, primarily driven by the higher costs of interest-bearing liabilities. In August 2018, the Company entered into a $1.0 billion asset swap transaction where fixed rate loan payments were exchanged for variable rate payments. This transaction was executed in an effort to reduce the Company’s interest rate exposure to rising rates. For the three months ended September 30, 2018, this transaction negatively impacted net interest margin and yield on loans by approximately 2 basis points. The decline in prepayment penalties in the third quarter also negatively impacted net interest margin by approximately 2 basis points.

Total non-interest income was $10.3 million for the three months ended September 30, 2018, a decrease of $1.2 million, or 10.4%, as compared to the three months ended June 30, 2018, primarily driven by a decrease in gain on securities of $1.1 million.

Total non-interest expenses were $101.8 million for the three months ended September 30, 2018, a decrease of $796,000, or 0.8%, as compared to the second quarter of 2018. For the three months ended September 30, 2018, compensation and fringe benefits decreased $1.5 million and advertising and promotional expense decreased $578,000. These decreases were partially offset by other non-interest expense which increased $881,000.

Income tax expense was $19.2 million for the three months ended September 30, 2018 and $19.1 million for the three months ended June 30, 2018. The effective tax rate was 26.2% for the three months ended September 30, 2018 and 25.1% for the three months ended June 30, 2018.

On July 1, 2018, the State of New Jersey enacted new legislation that created a temporary surtax effective for tax years 2018 through 2021 and will require companies to file combined tax returns beginning in 2019. The new legislation did not result in a material change to our net deferred tax asset or state tax expense for the three months ended September 30, 2018.

Third Quarter 2018 compared to Third Quarter 2017
For the third quarter of 2018, net income totaled $54.2 million, an increase of $8.4 million as compared to $45.8 million in the third quarter of 2017. The changes in net income on a year over year quarter basis are highlighted below.

On a year over year basis, third quarter of 2018 net interest income decreased by $4.0 million, or 2.3%, as compared to the third quarter of 2017 due to:

•
Interest expense increased $22.2 million, or 40.6%, primarily attributed to an increase in the weighted average cost of interest-bearing liabilities of 40 basis points to 1.56% for the three months ended September 30, 2018. Additionally, the average balance of interest-bearing deposits increased $601.1 million, or 4.2%, to $14.90 billion for the three months ended September 30, 2018 and the average balance of total borrowed funds increased $263.5 million, or 5.7%, to $4.90 billion.

•
An increase in interest and dividend income of $18.3 million, or 8.1%, to $244.0 million primarily as a result of a $1.01 billion increase in the average balance of net loans from organic loan growth and the acquired equipment finance portfolio, offset by paydowns and payoffs. The weighted average yield on net loans increased 10 basis points to 4.20% primarily driven by higher average yields on new loan origination volume.

•
Prepayment penalties, which are included in interest income, totaled $4.6 million for the three months ended September 30, 2018 as compared to $5.4 million for the three months ended September 30, 2017.

Net interest margin decreased 18 basis points year over year to 2.69% for the three months ended September 30, 2018 from 2.87% for the three months ended September 30, 2017, primarily driven by the higher costs of interest-bearing liabilities.

Total non-interest income was $10.3 million for the three months ended September 30, 2018, an increase of $1.9 million, or 22.5%, as compared to the three months ended September 30, 2017, primarily driven by an increase in other income attributed to non-depository investment products of $1.4 million.

Total non-interest expenses decreased $1.5 million, or 1.4%, year over year. For the three months ended September 30, 2018, professional fees decreased $4.6 million largely attributable to lower consulting fees associated with risk management and compliance efforts. Partially offsetting this decrease, compensation and fringe benefits increased $2.2 million as a result of additions to our staff to support the growth and build out of our risk management and operating infrastructure, as well as normal merit and benefit increases.

Income tax expense was $19.2 million for the three months ended September 30, 2018 and $28.4 million for the three months ended September 30, 2017. The effective tax rate was 26.2% for the three months ended September 30, 2018 and 38.3% for the three months ended September 30, 2017. The decrease in the effective tax rate is primarily driven by the enactment of the Tax Cuts and Jobs Act (“Tax Act”) in December 2017.

On July 1, 2018, the State of New Jersey enacted new legislation that created a temporary surtax effective for tax years 2018 through 2021 and will require companies to file combined tax returns beginning in 2019. The new legislation did not result in a material change to our net deferred tax asset or state tax expense for the three months ended September 30, 2018.

Nine Months Ended September 30, 2018 compared to Nine Months Ended September 30, 2017
Net income increased by $37.7 million, or 28.7%, year over year to $169.2 million for the nine months ended September 30, 2018. The change in net income year over year is the result of the following:

Net interest income increased by $5.6 million, or 1.1%, as compared to the nine months ended September 30, 2017 due to:

•
Total interest and dividend income increased by $62.6 million, or 9.6%, to $714.0 million for the nine months ended September 30, 2018 as compared to the nine months ended September 30, 2017, primarily attributed to a $1.05 billion increase in the average balance of net loans from organic loan growth and the acquired equipment finance portfolio, offset by paydowns and payoffs. The weighted average yield on net loans increased 14 basis points to 4.15% primarily driven by higher average yields on new loan origination volume and an increase in prepayment penalties.

•
Prepayment penalties, which are included in interest income, totaled $15.4 million for the nine months ended September 30, 2018, as compared to $11.6 million for the nine months ended September 30, 2017.

•
Total interest expense increased by $57.0 million, or 39.0%, to $203.3 million for the nine months ended September 30, 2018, as compared to $146.3 million for the nine months ended September 30, 2017, primarily attributed to an increase in the weighted average cost of interest-bearing liabilities of 33 basis points to 1.39% for the nine months ended September 30, 2018. In addition, the average balance of total interest-bearing liabilities increased $1.14 billion, or 6.2%, to $19.56 billion for the nine months ended September 30, 2018.

Net interest margin decreased 11 basis points to 2.78% for the nine months ended September 30, 2018 from 2.89% for the nine months ended September 30, 2017, primarily driven by the higher costs of interest-bearing liabilities, partially offset by higher yield on loans.

Total non-interest income was $30.9 million for the nine months ended September 30, 2018, an increase of $3.5 million, or 12.6%, as compared to the nine months ended September 30, 2017. The increase was driven by a $2.8 million increase in other income attributed to non-depository investment products, an increase of $1.6 million in income on bank owned life insurance and an increase of $1.2 million in fees and service charges. These increases were partially offset by a $1.5 million decrease in gain on loans, net.

Total non-interest expenses were $305.5 million for the nine months ended September 30, 2018, a decrease of $3.6 million, or 1.2%, as compared to the nine months of 2017. Professional fees decreased $18.4 million for the nine months ended September 30, 2018 as compared to the nine months ended September 30, 2017, largely attributable to lower consulting fees associated with risk management and compliance efforts. Partially offsetting this decrease, compensation and fringe benefits increased $10.9 million as a result of additions to our staff to support the growth and build out of our risk management and operating infrastructure, as well as normal merit increases. Data processing and communication expense increased $2.8 million and office occupancy and equipment expense increased $2.7 million.

Income tax expense was $58.4 million for the nine months ended September 30, 2018 compared to $80.2 million for the nine months ended September 30, 2017. The effective tax rate was 25.6% for the nine months ended September 30, 2018 and 37.9% for the nine months ended September 30, 2017. The decrease in the effective tax rate is primarily driven by the enactment of the Tax Act. Additionally, income tax expense includes the excess tax benefits related to the Company’s stock plans of $1.1 million for the nine months ended September 30, 2018 and $1.6 million for the nine months ended September 30, 2017.

On July 1, 2018, the State of New Jersey enacted new legislation that created a temporary surtax effective for tax years 2018 through 2021 and will require companies to file combined tax returns beginning in 2019. The new legislation did not result in a material change to our net deferred tax asset or state tax expense for the nine months ended September 30, 2018.

Asset Quality
Our provision for loan losses is primarily a result of the inherent credit risk in our overall portfolio, the growth and composition of the loan portfolio, and the level of non-accrual loans and charge-offs. For the three months ended September 30, 2018, our provision for loan losses was $2.0 million, compared to $4.0 million for the three months ended June 30, 2018 and $1.8 million for the three months ended September 30, 2017. For the three months ended September 30, 2018, net charge-offs were $2.0 million compared to net charge-offs of $4.3 million for the three months ended June 30, 2018 and net charge-offs of $1.7 million for the three months ended September 30, 2017. Our provision for loan losses was $8.5 million for the nine months ended September 30, 2018 compared with $11.8 million for the nine months ended September 30, 2017. For the nine months ended September 30, 2018, net charge-offs were $8.7 million compared to $10.1 million for the nine months ended September 30, 2017.
Our accruing past due loans and non-accrual loans discussed below exclude certain purchased credit impaired (“PCI”) loans, primarily consisting of loans recorded in the Company’s acquisitions. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are not subject to delinquency classification in the same manner as loans originated by the Bank.
Total non-accrual loans were $104.4 million, or 0.50% of total loans, at September 30, 2018 compared to $134.6 million, or 0.65% of total loans, at June 30, 2018 and $135.7 million, or 0.68% of total loans, at December 31, 2017. We continue to proactively and diligently work to resolve our troubled loans.
At September 30, 2018, there were $44.2 million of loans deemed as troubled debt restructured loans (“TDRs”), of which $27.6 million were residential and consumer loans, $15.1 million were commercial and industrial loans, $898,000 were multi-family loans and $614,000 were commercial real estate loans. TDRs of $13.2 million were classified as accruing and $31.0 million were classified as non-accrual at September 30, 2018.
The following table sets forth non-accrual loans and accruing past due loans (excluding PCI loans and loans held for sale) on the dates indicated as well as certain asset quality ratios.

	September 30, 2018		June 30, 2018		March 31, 2018		December 31, 2017		September 30, 2017
	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount
	(Dollars in millions)
Accruing past due loans:
30 to 59 days past due:
Residential and consumer	99	$21.3	101	$20.6	97	$16.9	126	$20.0	108	$21.5
Construction	—	—	—	—	—	—	—	—	—	—
Multi-family	11	12.4	6	27.4	3	5.0	5	6.3	10	15.8
Commercial real estate	8	15.3	9	8.7	5	5.7	5	4.6	6	32.3
Commercial and industrial	14	5.0	7	2.9	6	3.4	11	4.3	8	0.6
Total 30 to 59 days past due	132	54.0	123	59.6	111	31.0	147	35.2	132	70.2
60 to 89 days past due:
Residential and consumer	34	5.2	37	9.5	46	7.7	50	8.2	47	7.7
Construction	3	9.3	—	—	—	—	—	—	—	—
Multi-family	10	36.7	—	—	—	—	2	7.7	—	—
Commercial real estate	4	4.2	—	—	1	0.3	2	0.8	2	1.0
Commercial and industrial	4	5.4	1	2.1	1	0.1	—	—	2	1.4
Total 60 to 89 days past due	55	60.8	38	11.6	48	8.1	54	16.7	51	10.1
Total accruing past due loans	187	$114.8	161	$71.2	159	$39.1	201	$51.9	183	$80.3
Non-accrual:
Residential and consumer	347	$66.3	375	$69.2	390	$72.5	427	$76.4	417	$74.3
Construction	1	0.2	1	0.3	1	0.3	1	0.3	—	—
Multi-family	3	2.6	9	19.5	8	20.2	5	15.0	4	14.2
Commercial real estate	39	15.5	36	16.7	38	19.7	37	34.0	31	35.3
Commercial and industrial	14	19.8	13	28.9	19	23.3	11	10.0	6	1.9
Total non-accrual loans	404	$104.4	434	$134.6	456	$136.0	481	$135.7	458	$125.7
Accruing troubled debt restructured loans	59	$13.2	56	$12.8	54	$12.4	49	$11.0	58	$13.4
Non-accrual loans to total loans		0.50%		0.65%		0.66%		0.68%		0.63%
Allowance for loan losses as a percent of non-accrual loans		221.06%		171.46%		169.97%		170.17%		183.09%
Allowance for loan losses as a percent of total loans		1.10%		1.11%		1.12%		1.15%		1.15%

Balance Sheet Summary

Total assets increased $389.3 million, or 1.5%, to $25.52 billion at September 30, 2018 from December 31, 2017. Net loans increased $876.8 million, or 4.4%, to $20.73 billion at September 30, 2018. Securities decreased $182.5 million, or 4.8%, to $3.60 billion at September 30, 2018 and cash decreased $407.8 million to $210.6 million at September 30, 2018 from December 31, 2017.

The detail of the loan portfolio (including PCI loans) is below:

	September 30, 2018	June 30, 2018	December 31, 2017
	(In thousands)
Commercial Loans:
Multi-family loans	$7,985,847	7,903,469	7,802,835
Commercial real estate loans	4,605,352	4,654,592	4,548,101
Commercial and industrial loans	2,198,905	2,147,430	1,625,375
Construction loans	234,078	270,892	416,883
Total commercial loans	15,024,182	14,976,383	14,393,194
Residential mortgage loans	5,265,440	5,140,556	5,026,517
Consumer and other	686,454	668,127	671,137
Total Loans	20,976,076	20,785,066	20,090,848
Deferred fees and premiums on purchased loans, net	(16,407)	(17,141)	(7,778)
Allowance for loan losses	(230,818)	(230,838)	(230,969)
Net loans	$20,728,851	20,537,087	19,852,101

During the nine months ended September 30, 2018, we originated $1.18 billion in multi-family loans, $607.5 million in commercial and industrial loans, $456.6 million in residential loans, $397.4 million in commercial real estate loans, $83.2 million in construction loans and $80.8 million in consumer and other loans. This growth in the loan portfolio reflects our continued focus on generating multi-family loans, commercial and industrial loans and commercial real estate loans, which was partially offset by pay downs and payoffs of loans. During February 2018, we completed the acquisition of a $345.8 million equipment finance portfolio, comprised of both loans and leases, which is classified within our commercial and industrial portfolio. Our loans are primarily on properties and businesses located in New Jersey and New York.

We also purchased mortgage loans from correspondent entities including other banks and mortgage bankers. Our agreements with these correspondent entities require them to originate loans that adhere to our underwriting standards. During the nine months ended September 30, 2018, we purchased loans totaling $333.7 million from these entities. In addition to the loans originated for our portfolio, our mortgage subsidiary, Investors Home Mortgage Co., originated residential mortgage loans for sale to third parties totaling $44.2 million during the nine months ended September 30, 2018.

The allowance for loan losses decreased by $151,000 to $230.8 million at September 30, 2018 from $231.0 million at December 31, 2017. While our allowance for loan losses is impacted by the inherent credit risk and the growth and composition of our overall portfolio, during the year we have successfully resolved a number of credit issues which has resulted in a reduction in net charge-offs and improvement in our ratio of non-accrual loans to total loans. Future increases in the allowance for loan losses may be necessary based on the growth and composition of the loan portfolio, the level of loan delinquency and the economic conditions in our lending area. At September 30, 2018, our allowance for loan losses as a percent of total loans was 1.10%.

Securities decreased by $182.5 million, or 4.8%, to $3.60 billion at September 30, 2018 from $3.78 billion at December 31, 2017. This decrease was a result of paydowns, partially offset by purchases. Bank owned life insurance increased $54.8 million to $210.4 million at September 30, 2018. During the nine months ended September 30, 2018, we purchased $125.0 million of bank owned life insurance and surrendered $71.1 million of an older policy. Goodwill and intangible assets increased $2.1 million to $99.8 million at September 30, 2018 primarily due to the acquisition of the equipment finance portfolio.

Deposits increased by $40.1 million, or 0.2%, from $17.36 billion at December 31, 2017 to $17.40 billion at September 30, 2018 primarily driven by an increase in time deposits, partially offset by decreases in money market, checking and savings accounts. Checking accounts decreased $340.4 million to $6.99 billion at September 30, 2018 from $7.33 billion at December 31, 2017. Core deposits (savings, checking and money market) represented approximately 73% of our total deposit portfolio at September 30, 2018 compared to 80% at December 31, 2017.

Borrowed funds increased by $392.2 million, or 8.8%, to $4.85 billion at September 30, 2018 from $4.46 billion at December 31, 2017 to help fund the growth of the loan portfolio.

Stockholders’ equity decreased by $90.2 million to $3.04 billion at September 30, 2018 from $3.13 billion at December 31, 2017, primarily attributed to the repurchase of 14.5 million shares of common stock for $191.0 million and cash dividends of $0.27 per share totaling $81.2 million during the nine months ended September 30, 2018. These decreases were partially offset by net income of $169.2 million and share-based plan activity of $23.9 million for the nine months ended September 30, 2018. The Bank remains significantly above FDIC “well capitalized” standards, with a Tier 1 Leverage Ratio of 10.51% at September 30, 2018.

About the Company

Investors Bancorp, Inc. is the holding company for Investors Bank, which as of September 30, 2018 operated from its corporate headquarters in Short Hills, New Jersey and 151 branches located throughout New Jersey and New York.

Earnings Conference Call October 26, 2018 at 11:00 a.m. (ET)

The Company, as previously announced, will host an earnings conference call on Friday, October 26, 2018 at 11:00 a.m. (ET). The toll-free dial-in number is: (866) 218-2404. Callers who pre-register will bypass the live operator and may avoid any delays in joining the conference call. Participants will immediately receive an online confirmation, an email and a calendar invitation for the event.

Conference Call Pre-registration link: http://dpregister.com/10124841

A telephone replay will be available beginning on October 26, 2018 from 1:00 p.m. (ET) through 9:00 a.m. (ET) on January 26, 2019. The replay number is (877) 344-7529, password 10124841. The conference call will also be simultaneously webcast on the Company’s website www.investorsbank.com and archived for one year.

Forward Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in the “Risk Factors” disclosures included in our Annual Report on Form 10-K, as supplemented in quarterly reports on Form 10-Q, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Non-GAAP Financial Measures

We believe that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, our performance trends and financial position. We utilize these measures for internal planning and forecasting purposes. We believe that our presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting our business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets

	September 30, 2018	June 30, 2018	December 31, 2017
	(unaudited)	(unaudited)	(audited)
Assets	(Dollars in thousands)

Cash and cash equivalents	$210,595	195,995	618,394
Equity securities	5,872	5,753	5,701
Debt securities available-for-sale, at estimated fair value	1,984,537	1,915,265	1,982,026
Debt securities held-to-maturity, net (estimated fair value of $1,601,807, $1,659,095 and $1,820,125 at September 30, 2018, June 30, 2018 and December 31, 2017, respectively)	1,611,409	1,660,967	1,796,621
Loans receivable, net	20,728,851	20,537,087	19,852,101
Loans held-for-sale	4,270	5,949	5,185
Federal Home Loan Bank stock	242,403	247,410	231,544
Accrued interest receivable	78,283	73,944	72,855
Other real estate owned	7,755	5,190	5,830
Office properties and equipment, net	175,387	176,546	180,231
Net deferred tax asset	135,521	131,761	121,663
Bank owned life insurance	210,413	208,818	155,635
Goodwill and intangible assets	99,764	100,621	97,665
Other assets	23,435	99,586	3,793
Total assets	$25,518,495	25,364,892	25,129,244
Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$17,397,812	16,917,405	17,357,697
Borrowed funds	4,853,774	5,144,987	4,461,533
Advance payments by borrowers for taxes and insurance	131,038	116,482	104,308
Other liabilities	100,650	95,035	80,255
Total liabilities	22,483,274	22,273,909	22,003,793
Stockholders’ equity	3,035,221	3,090,983	3,125,451
Total liabilities and stockholders’ equity	$25,518,495	25,364,892	25,129,244

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Operations

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans receivable and loans held-for-sale	$216,516	211,791	201,069	633,029	579,921
Securities:
GSE obligations	266	273	175	813	211
Mortgage-backed securities	19,624	19,633	17,829	59,279	51,812
Equity	32	33	30	100	108
Municipal bonds and other debt	2,615	2,432	2,229	7,305	8,433
Interest-bearing deposits	677	409	875	1,541	1,159
Federal Home Loan Bank stock	4,296	3,831	3,557	11,928	9,722
Total interest and dividend income	244,026	238,402	225,764	713,995	651,366
Interest expense:
Deposits	51,923	42,067	32,300	130,366	79,820
Borrowed funds	25,177	25,034	22,553	72,918	66,460
Total interest expense	77,100	67,101	54,853	203,284	146,280
Net interest income	166,926	171,301	170,911	510,711	505,086
Provision for loan losses	2,000	4,000	1,750	8,500	11,750
Net interest income after provision for loan losses	164,926	167,301	169,161	502,211	493,336
Non-interest income:
Fees and service charges	5,506	5,230	5,076	16,194	14,966
Income on bank owned life insurance	1,596	1,543	935	4,425	2,826
Gain on loans, net	478	663	726	1,398	2,924
Gain on securities, net	97	1,147	—	1,198	1,275
Gain on sales of other real estate owned, net	13	184	446	350	871
Other income	2,597	2,711	1,212	7,310	4,556
Total non-interest income	10,287	11,478	8,395	30,875	27,418
Non-interest expense:
Compensation and fringe benefits	59,279	60,799	57,052	179,139	168,207
Advertising and promotional expense	3,229	3,807	4,355	9,123	10,956
Office occupancy and equipment expense	15,151	14,717	14,589	46,446	43,769
Federal insurance premiums	4,935	4,525	4,500	13,960	12,110
General and administrative	509	693	691	1,702	2,267
Professional fees	3,578	3,801	8,140	11,781	30,141
Data processing and communication	7,090	7,106	5,719	20,319	17,493
Other operating expenses	8,017	7,136	8,228	22,987	24,157
Total non-interest expenses	101,788	102,584	103,274	305,457	309,100
Income before income tax expense	73,425	76,195	74,282	227,629	211,654
Income tax expense	19,201	19,098	28,437	58,383	80,156
Net income	$54,224	57,097	45,845	169,246	131,498
Basic earnings per share	$0.19	0.20	0.16	0.60	0.45
Diluted earnings per share	$0.19	0.20	0.16	0.59	0.45

Basic weighted average shares outstanding	280,755,898	284,502,818	289,715,414	284,289,363	290,670,601
Diluted weighted average shares outstanding	281,172,921	285,733,542	290,890,307	285,376,003	292,489,906

INVESTORS BANCORP, INC. AND SUBSIDIARY
Average Balance Sheet and Yield/Rate Information
	For the Three Months Ended
	September 30, 2018			June 30, 2018			September 30, 2017
	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$227,346	677	1.19%	$178,293	409	0.92%	$379,670	875	0.92%
Equity securities	5,802	32	2.21%	5,714	33	2.31%	5,592	30	2.15%
Debt securities available-for-sale	2,015,096	11,122	2.21%	1,990,306	10,829	2.18%	1,896,034	9,644	2.03%
Debt securities held-to-maturity	1,638,722	11,383	2.78%	1,693,025	11,509	2.72%	1,672,675	10,589	2.53%
Net loans	20,644,566	216,516	4.20%	20,348,913	211,791	4.16%	19,633,388	201,069	4.10%
Federal Home Loan Bank stock	246,037	4,296	6.98%	255,362	3,831	6.00%	241,033	3,557	5.90%
Total interest-earning assets	24,777,569	244,026	3.94%	24,471,613	238,402	3.90%	23,828,392	225,764	3.79%
Non-interest earning assets	708,904			741,974			759,203
Total assets	$25,486,473			$25,213,587			$24,587,595

Interest-bearing liabilities:
Savings	$2,142,642	3,462	0.65%	$2,146,880	2,953	0.55%	$2,076,769	2,174	0.42%
Interest-bearing checking	4,449,767	15,736	1.41%	4,487,247	14,057	1.25%	4,422,930	10,883	0.98%
Money market accounts	3,747,501	13,043	1.39%	3,858,022	10,497	1.09%	4,320,547	9,478	0.88%
Certificates of deposit	4,562,549	19,682	1.73%	4,017,105	14,560	1.45%	3,481,135	9,765	1.12%
Total interest-bearing deposits	14,902,459	51,923	1.39%	14,509,254	42,067	1.16%	14,301,381	32,300	0.90%
Borrowed funds	4,897,119	25,177	2.06%	5,060,767	25,034	1.98%	4,633,628	22,553	1.95%
Total interest-bearing liabilities	19,799,578	77,100	1.56%	19,570,021	67,101	1.37%	18,935,009	54,853	1.16%
Non-interest-bearing liabilities	2,610,074			2,535,093			2,485,667
Total liabilities	22,409,652			22,105,114			21,420,676
Stockholders’ equity	3,076,821			3,108,473			3,166,919
Total liabilities and stockholders’ equity	$25,486,473			$25,213,587			$24,587,595

Net interest income		$166,926			$171,301			$170,911

Net interest rate spread			2.38%			2.53%			2.63%

Net interest earning assets	$4,977,991			$4,901,592			$4,893,383

Net interest margin			2.69%			2.80%			2.87%

Ratio of interest-earning assets to total interest-bearing liabilities	1.25	X		1.25	X		1.26	X

INVESTORS BANCORP, INC. AND SUBSIDIARY
Average Balance Sheet and Yield/Rate Information

	For the Nine Months Ended
	September 30, 2018			September 30, 2017
	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$201,743	1,541	1.02%	$229,729	1,159	0.67%
Equity securities	5,740	100	2.32%	5,709	108	2.52%
Debt securities available-for-sale	2,008,724	32,803	2.18%	1,802,253	26,851	1.99%
Debt securities held-to-maturity	1,696,718	34,594	2.72%	1,689,790	33,605	2.65%
Net loans	20,337,264	633,029	4.15%	19,291,939	579,921	4.01%
Federal Home Loan Bank stock	246,858	11,928	6.44%	247,228	9,722	5.24%
Total interest-earning assets	24,497,047	713,995	3.89%	23,266,648	651,366	3.73%
Non-interest earning assets	716,163			758,616
Total assets	$25,213,210			$24,025,264

Interest-bearing liabilities:
Savings	$2,206,307	9,705	0.59%	$2,100,918	6,053	0.38%
Interest-bearing checking	4,581,974	43,372	1.26%	4,265,758	25,712	0.80%
Money market accounts	3,897,632	32,832	1.12%	4,225,519	24,772	0.78%
Certificates of deposit	3,997,059	44,457	1.48%	3,086,739	23,283	1.01%
Total interest bearing deposits	14,682,972	130,366	1.18%	13,678,934	79,820	0.78%
Borrowed funds	4,875,857	72,918	1.99%	4,744,701	66,460	1.87%
Total interest-bearing liabilities	19,558,829	203,284	1.39%	18,423,635	146,280	1.06%
Non-interest-bearing liabilities	2,551,722			2,436,893
Total liabilities	22,110,551			20,860,528
Stockholders’ equity	3,102,659			3,164,736
Total liabilities and stockholders’ equity	$25,213,210			$24,025,264

Net interest income		$510,711			$505,086

Net interest rate spread			2.50%			2.67%

Net interest earning assets	$4,938,218			$4,843,013

Net interest margin			2.78%			2.89%

Ratio of interest-earning assets to total interest-bearing liabilities	1.25	X		1.26	X

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Performance Ratios

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Return on average assets	0.85%	0.91%	0.75%	0.90%	0.73%
Return on average equity	7.05%	7.35%	5.79%	7.27%	5.54%
Return on average tangible equity	7.29%	7.59%	5.98%	7.52%	5.72%
Interest rate spread	2.38%	2.53%	2.63%	2.50%	2.67%
Net interest margin	2.69%	2.80%	2.87%	2.78%	2.89%
Efficiency ratio	57.44%	56.12%	57.60%	56.40%	58.05%
Non-interest expense to average total assets	1.60%	1.63%	1.68%	1.62%	1.72%
Average interest-earning assets to average interest-bearing liabilities	1.25	1.25	1.26	1.25	1.26

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Financial Ratios and Other Data

		September 30, 2018	June 30, 2018	December 31, 2017
Asset Quality Ratios:
Non-performing assets as a percent of total assets		0.49%	0.60%	0.61%
Non-performing loans as a percent of total loans		0.56%	0.71%	0.73%
Allowance for loan losses as a percent of non-accrual loans		221.06%	171.46%	170.17%
Allowance for loan losses as a percent of total loans		1.10%	1.11%	1.15%

Capital Ratios:
Tier 1 Leverage Ratio (1)		10.51%	10.91%	11.00%
Common equity tier 1 risk-based (1)		13.60%	13.42%	13.94%
Tier 1 Risk-Based Capital (1)		13.60%	13.42%	13.94%
Total Risk-Based Capital (1)		14.77%	14.55%	15.13%
Equity to total assets (period end)		11.89%	12.19%	12.44%
Average equity to average assets		12.07%	12.33%	12.74%
Tangible capital to tangible assets (2)		11.55%	11.84%	12.10%
Book value per common share (2)		$10.83	$10.77	$10.64
Tangible book value per common share (2)		$10.48	$10.42	$10.31

Other Data:
Number of full service offices		151	151	156
Full time equivalent employees		1,951	1,964	1,931

(1) Ratios are for Investors Bank and do not include capital retained at the holding company level.
(2) See Non-GAAP Reconciliation.

Investors Bancorp, Inc.
Non-GAAP Reconciliation
(Dollars in thousands, except share data)

Book Value and Tangible Book Value per Share Computation

	September 30, 2018	June 30, 2018	December 31, 2017

Total stockholders’ equity	$3,035,221	3,090,983	3,125,451
Goodwill and intangible assets	99,764	100,621	97,665
Tangible stockholders’ equity	$2,935,457	2,990,362	3,027,786

Book Value per Share Computation
Common stock issued	359,070,852	359,070,852	359,070,852
Treasury shares	(66,946,798)	(60,029,302)	(52,944,765)
Shares outstanding	292,124,054	299,041,550	306,126,087
Unallocated ESOP shares	(11,960,873)	(12,079,298)	(12,316,149)
Book value shares	280,163,181	286,962,252	293,809,938

Book Value per Share	$10.83	$10.77	$10.64
Tangible Book Value per Share	$10.48	$10.42	$10.31

Total assets	$25,518,495	25,364,892	25,129,244
Goodwill and intangible assets	99,764	100,621	97,665
Tangible assets	$25,418,731	25,264,271	25,031,579

Tangible capital to tangible assets	11.55%	11.84%	12.10%